Exhibit 99.1

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PRESS RELEASE

INVESTOR RELATIONS CONTACT

Gary Davidson

Chief Financial Officer

858.385.8900, Ext. 301

Fax: 858.385.8997

Email: investor@sourcinglink.net

FOR IMMEDIATE RELEASE:

SOURCINGLINK ANNOUNCES FIRST QUARTER RESULTS

SAN DIEGO, CA, AUGUST 4, 2003, — SourcingLink.net, Inc. (OTC BB: SNET.OB), a provider of business-to-business merchandise eSourcing, today announced its results for the first quarter of fiscal year 2004, ended June 30.

Net revenues for the first quarter were $527,000, compared to $906,000 in the same period a year ago. The operating loss in the first quarter of fiscal year 2004 was $372,000, nearly unchanged from the operating loss of $373,000 in last year’s first quarter. The net loss for the three-month period ended June 30, 2003 was $371,000, or $0.04 a share, compared to a net loss of $279,000, or $0.03 a share, a year ago.

The decline in net revenues for the 3-month period as compared to the prior year is due to a lower level of services activity in the current fiscal year, primarily associated with the approaching completion of the services work under a multi-year project for Carrefour S.A. The Company is completing its services work for Carrefour in the first part of fiscal 2004, and as of May 2003 the Company has received the full balance due for services under the contract, including all fees for services to be performed in connection with the existing services agreement during fiscal 2004. The Company’s operating loss of $372,000 was nearly unchanged from the operating loss in the first quarter of the prior year as cost reductions undertaken by the Company in the latter part of the fiscal year 2003 offset the impact of the lower level of revenue in this year’s first quarter. The difference in the operating loss and the net loss in the prior year’s first three months was primarily due to a one-time gain of $98,000 recognized upon the June 2002 closure of the Company’s non-operating subsidiary, of which $86,000 was due to cumulative foreign currency translation amounts.

SourcingLink’s Chairman and CEO Marcel van Heesewijk said, “SourcingLink is pursuing several significant opportunities for its solution and its services. Our recently announced $500,000 equity financing with institutional investors will provide additional working capital, which is important given the lengthy sales cycles in our business.

“We are successfully completing our multi-year services contract with Carrefour, which has been a major source of revenue and cash flow for the Company over the last three years. With an anticipated lower revenue base, we continue to evaluate measures to reduce the Company’s cost structure while we aggressively market to our target customers.”

About SourcingLink:

SourcingLink (www.SourcingLink.net) is a provider of business-to-business merchandise sourcing solutions for the retail industry, providing strategic services and hosted solutions that enable retail buyers and their suppliers from around the world to market, source and negotiate with speed and improved margin.

SourcingLink and MySourcingCenter are registered trademarks of SourcingLink.net, Inc.

Any statements in this announcement about future events or outcomes are preliminary and based on partial information and assumptions, and actual results may differ materially. The matters discussed in this announcement contain forward-looking statements that involve risks and uncertainties, including, but not limited to, the successful deployment of new Web-based technologies and solutions, the development and growth of markets targeted by SourcingLink, the continued employment of key employees, the acceptance of electronic collaborative solutions, services and exchanges by retailers and suppliers, the successful and timely marketing and sales of the Company’s services and solutions with retailers, suppliers and exchanges, the continuation of agreements with significant business partners, subsequent competition and the impact of supply chain exchanges, general economic conditions in the U.S. and abroad, and other risks detailed from time to time in the Company’s public disclosure filings with the U.S. Securities and Exchange Commission. Copies of the most recent forms 10KSB and 10QSB of SourcingLink are available upon request from its corporate office. SourcingLink expressly disclaims any obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or otherwise to revise or update any oral or written forward-looking statement that may be made from time to time by or on behalf of the Company.

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SourcingLink.net, Inc. (SNET)

Condensed Statements Of Operations

(Unaudited)

	Three months ended June 30,
	2003	2002
Revenue	$527,000	$906,000
Cost of revenue	234,000	308,000

Gross profit	293,000	598,000

Operating expenses:
Selling, general and administrative	567,000	814,000
Product development	98,000	157,000

Total operating expenses	665,000	971,000

Operating loss	(372,000)	(373,000)
Other income, net	1,000	94,000

Net loss	$(371,000)	$(279,000)

Net loss per common share (basic and diluted)	$(0.04)	$(0.03)

Weighted average number of shares used in per share calculation (basic and diluted)	9,363,000	9,357,000

Condensed Balance Sheets

(Unaudited)

	June 30, 2003	March 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$1,076,000	$1,346,000
Accounts receivable, net	177,000	171,000
Other current assets	97,000	59,000

Total current assets	1,350,000	1,576,000
Property and equipment and other non-current assets	148,000	175,000

Total assets	$1,498,000	$1,751,000

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities	$997,000	$879,000
Total stockholders' equity	501,000	872,000

Total liabilities and stockholders' equity	$1,498,000	$1,751,000

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